EXHIBIT 12
WEYERHAEUSER COMPANY AND SUBSIDIARIES
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

DOLLAR AMOUNTS IN MILLIONS
	Year Ended
	2013	2012	2011	2010	2009
Available earnings (loss):
Earnings (loss) from continuing operations before interest expense, amortization of debt expense and income taxes	$840	$831	$647	$520	$(238)
Add: interest portion of rental expense	15	14	16	18	31
Add (deduct): undistributed losses (earnings) of equity affiliates and minority interest in income of subsidiaries	(6)	—	3	12	21
Available earnings (loss)	$849	$845	$666	$550	$(186)
Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries excluding Weyerhaeuser Real Estate Company and other related subsidiaries	$366	$346	$361	$401	$457
Weyerhaeuser Real Estate Company and other related subsidiaries	23	27	24	28	35
Subtotal	389	373	385	429	492
Less: intercompany interest	(16)	(13)	(4)	(4)	(5)
Total interest expense incurred	373	360	381	425	487
Amortization of debt expense	7	6	7	6	7
Interest portion of rental expense	15	14	16	18	31
Total fixed charges	395	380	404	449	525
Dividends on preference shares(1)	23	—	—	—	—
Total fixed charges and preference dividends	$418	$380	$404	$449	$525
Ratio of earnings to fixed charges	2.15	2.22	1.65	1.22	—
Ratio of earnings to combined fixed charges and preference dividends	2.03	2.22	1.65	1.22	—
Coverage deficiency	$—	$—	$—	$—	$711
(1) The preference security dividend has been calculated without adjustment for income taxes as a result of the negative effective tax rate in 2013.

WEYERHAEUSER COMPANY WITH ITS WEYERHAEUSER REAL ESTATE COMPANY AND OTHER RELATED SUBSIDIARIES ACCOUNTED FOR ON THE EQUITY METHOD, BUT EXCLUDING THE UNDISTRIBUTED EARNINGS OF THOSE SUBSIDIARIES
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
COMPUTATION OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

DOLLAR AMOUNTS IN MILLIONS
	Year Ended
	2013	2012	2011	2010	2009
Available earnings:
Earnings (loss) from continuing operations before interest expense, amortization of debt expense and income taxes	$795	$791	$619	$487	$(311)
Add: interest portion of rental expense	13	12	13	15	24
Add (deduct): undistributed (earnings) losses of equity affiliates and minority interest in income of subsidiaries	(6)	(1)	2	10	17
Add (deduct): undistributed (earnings) losses before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	235	(100)	(55)	(89)	303
Available earnings	$1,037	$702	$579	$423	$33
Fixed charges:
Interest expense incurred	$366	$346	$361	$401	$457
Amortization of debt expense	7	6	7	6	7
Interest portion of rental expense	13	12	13	15	24
Total fixed charges	386	364	381	422	488
Dividends on preference shares(1)	23	—	—	—	—
Total fixed charges and preference dividends	$409	$364	$381	$422	$488
Ratio of earnings to fixed charges	2.69	1.93	1.52	1.00	—
Ratio of earnings to combined fixed charges and preference dividends	2.54	1.93	1.52	1.00	—
Coverage deficiency	$—	$—	$—	$—	$455
(1) The preference security dividend has been calculated without adjustment for income taxes as a result of the negative effective tax rate in 2013.